Exhibit 99.1

Intermix Reports Record Fourth-Quarter and Fiscal Year 2005 Revenue

Q4 and Fiscal Year Revenues Grow by 68% and 49% Respectively

LOS ANGELES, June 14, 2005 – Intermix Media, Inc. (AMEX: MIX), today reported record revenue of $24.1 million for its fiscal fourth quarter ended March 31, 2005, an increase of 68 percent from $14.4 million for the same quarter last year. Revenues for the fiscal year ended March 31, 2005 were $79 million, compared to $52.9 million for the same period last year.

The Company reported a net loss of $409,000 for the fourth quarter of fiscal 2005, compared to a net loss of $4.4 million in the same period last year. Fourth-quarter earnings before interest, taxes, depreciation and amortization expenses (“EBITDA”) were $476,000, compared to a loss of $3.5 million in the same period last year. Net income and EBITDA for the fourth quarter ended March 31, 2005 reflect a gain of $6.3 million in connection with the MySpace, Inc. transaction completed in February 2005, and a $6.9 million reserve established in connection with pending litigation by the Office of the New York Attorney General.

Net income for the fiscal year ended March 31, 2005 was $4.5 million, compared to a net loss of $13.1 million in the prior year. EBITDA for the year was $7.6 million, compared to a loss of $8.4 million in the same period last year. Net income and EBITDA for fiscal year 2005 reflect $5.3 million in gains arising from sale of assets and extinguishment of debt in the Company’s second fiscal quarter ended September 30, 2004, as well as the fourth quarter items noted above.

Product marketing segment revenues for the fourth quarter increased 71 percent to $14.1 million, from $8.3 million for the same quarter last year. This increase is primarily due to greater sales of the Hydrodermtm, Body Shapetm, and Dream Shapetm product lines at the Company’s Alena business unit.

Network segment revenues for the fourth quarter increased 63 percent to $10 million, up from $6.1 million for the same period last year. This increase is primarily due to higher performance-based and branded advertising revenues.

“We are very pleased that we are able to execute on our goals of continued revenue and EBITDA growth, while significantly strengthening our overall media properties and marketing technologies,” stated Richard Rosenblatt, Chief Executive Officer of Intermix. “Through innovative marketing, unique content, and cutting edge technologies we were able to significantly grow both segments of our business. With a network of over 27 million monthly users and in excess of 7.5 billion page views per month, we believe we have enormous untapped opportunities.”

Business Growth and Investments

The continued focus of Intermix and its subsidiaries on infrastructure and growth in the most recent quarter resulted in significant progress in both segments of the business. Company highlights include:

•	Completion of an investment in MySpace Inc. by Redpoint Ventures. The $5 million in financing proceeds received by MySpace, Inc. a newly formed, majority-owned subsidiary of Intermix Media, is expected to facilitate continued growth of the business.

•	MySpace.com receiving over 15.5 million unique visitors during the month of May 2005, according to comScore Media Metrix. MySpace received more than 7.5 billion page views in the month of May, making it the fifth largest domain in the U.S. according to comScore Media Metrix. MySpace is making significant capital investments in network infrastructure and substantial expenditures in connection with the recruitment and addition of technical, sales and other personnel to support and foster the anticipated continued growth of MySpace.com

•	Significant expansion of Grab.com’s content offerings to include movies, cartoons, pets and humor content. According to comScore Media Metrix, Grab.com received more than 2.9 million unique visitors during the month of May 2005.

•	Investment of more than $2.5 million in computer hardware and software in the fourth quarter to further strengthen the Company’s infrastructure.

•	The Company being slated for addition to the Russell 3000® and Russell Microcap™ Indices, expected to be effective as of June 24, 2005.

Fiscal year 2006 Outlook

Intermix raised its forecast of fiscal year 2006 revenues to $118 million, from a previously forecasted range of $112 million to $115 million which represents an increase of approximately 49 percent over fiscal year 2005 results. The Company’s forecast of net income for fiscal year 2006 remains approximately $8.2 million, with EBITDA now forecasted to be approximately $15.3 million, up from a previous forecast of $12 million. The increase in forecasted revenues is not expected to change previously forecasted net income due to expected increases in income taxes, interest and amortization expenses in connection with the establishment of MySpace, Inc. as a majority-owned subsidiary. The Company’s fiscal year 2006 forecasts reflect approximately $2 million in costs related to compliance with the Sarbanes-Oxley Act of 2002.

For the first quarter of fiscal 2006, ending June 30, 2005, the Company is forecasting revenues of between $25 million and $26 million, which represents an increase of approximately 50 percent to 56 percent over the same quarter last fiscal year, and the Company expects net income to be approximately break even, with EBITDA forecasted to be approximately $1.3 million. First-quarter 2006 forecasted results reflect approximately $600,000 in costs related to the Company’s fiscal year 2005 audit and compliance with the Sarbanes-Oxley Act of 2002.

Conference Call

Intermix will hold a conference call and webcast to discuss the Company’s fourth-quarter 2005 financial results, as well as provide a general business update on Tuesday, June 14, 2005, at 4:30 p.m. EST (1:30 p.m. PST). Those in the U.S. wishing to join the conference call should dial (877) 699-1062, and international callers should dial (706) 634-6379. Request the Intermix Media conference call at conference ID# 6841021.

Intermix Media, Inc.

Consolidated Statements of Operations

(in thousands, except per share data - unaudited)

	Three Months Ended March 31,		Years Ended March 31,
	2005	2004	2005	2004
Revenues	$24,147	$14,416	$78,984	$52,881
Cost of revenues	4,492	3,649	16,396	12,330

Gross profit	19,655	10,767	62,588	40,551

Operating expenses:
Marketing and sales	10,638	7,057	35,074	22,909
Product development	2,688	1,562	8,010	5,962
General and administrative	5,612	5,846	18,040	16,611
NYAG settlement	6,884	—	6,884	—
Restatement professional fees	—	686	(281)	4,771
Amortization of other intangible assets	354	297	1,258	1,259
Impairment of goodwill and other intangible assets	—	—	—	1,200

Total operating expenses	26,176	15,448	68,985	52,712

Operating (loss)	(6,521)	(4,681)	(6,397)	(12,161)
Interest income (expense), net	25	(166)	(141)	(478)
Gain on sale of interest in joint venture	6,279	—	6,279	—
Gain on debt extinguished	—	—	630	—

Income (loss) from continuing operations before income taxes	(217)	(4,847)	371	(12,639)
Income taxes	(135)	(12)	(178)	(20)

Income (loss) from continuing operations	(352)	(4,859)	193	(12,659)
Income (loss) from discontinued operations, net	(22)	364	(170)	(575)
Gain on sale of SkillJam, net of taxes	61	—	4,708	—
Minority Interest, net of taxes	(96)	95	(212)	95

Net income (loss)	(409)	(4,400)	4,519	(13,139)
Preferred stock dividends and liquidation preference (Note 1)	(60)	(172)	(517)	(329)
Income allocated to preferred stockholders (Note 2):	—	—	(949)	—

Income (loss) to common stockholders	$(469)	$(4,572)	$3,053	$(13,468)

Loss from continuing operations:
Basic per share	$(0.01)	$(0.17)	$(0.01)	$(0.47))
Diluted per share	(0.01)	(0.17)	(0.01)	(0.47)
Income (loss) from discontinuing operations, net of gain
Basic per share	—	0.01	0.12	(0.02)
Diluted per share	—	0.01	0.12	(0.02)
Loss from minority interest
Basic per share	—	—	(0.01)	—
Diluted per share	—	—	(0.01)	—
Income (loss) to common stockholders: (Note 2):
Basic per share	(0.01)	(0.16)	0.10	(0.49)
Diluted per share	(0.01)	(0.16)	0.10	(0.49)

Note 1	Amounts represent 6 percent per annum accretion of the liquidation preference related to the Company’s Series A preferred stock, as well as the accrual of payment-in-kind dividends related to the Company’s Series C and Series C-1 preferred stock. The accrual of dividends related to Series C preferred stock terminated as of October 31, 2004 in accordance with the terms of such preferred stock. The accrual of dividends related to Series C-1 preferred stock will continue through September 30, 2005 and totals approximately $50,000 per quarter.
Note 2	In March 2004, the Emerging Issues Task Force (“EITF”) reached final consensus on EITF 03-6, “Participating Securities and the Two-Class Method under FASB Statement No. 128,” which requires companies that have participating securities to allocate undistributed earnings to common shares and participating securities based on the proportion of undistributed earnings that each would have been entitled to had all the period’s earnings been distributed. The Company’s Series A, B and C preferred stock are participating securities as defined in EITF 03-6, in that such preferred stock would be entitled to either liquidation proceeds in preference to common stockholder or dividends in preference to common stockholders, if and when such a dividend would be declared. Both liquidation preference and preferred dividends would be in accordance with predetermined formulas. EITF 03-6 was effective for fiscal periods beginning after March 31, 2004 and earnings per share reported in prior periods must be retroactively adjusted to comply with EITF 03-6. The Company adopted EITF 03-6 in the quarter ended September 30, 2004. EITF 03-6 had no impact on prior year per share amounts because of the net losses for the prior periods.

Consolidated Balance Sheets

(In thousands)

	March 31, 2005	March 31, 2004
Assets
Current assets:
Cash and cash equivalents	$14,153	$6,245
Restricted cash	1,798	2,116
Accounts receivable, net	9,554	3,921
Inventories, net	2,742	1,168
Prepaid expenses and other assets	4,113	3,436

Total current assets	32,360	16,886
Property and equipment, net	6,514	2,454
Goodwill	21,168	15,018
Other intangible assets, net	5,465	2,555
Deposits and other assets	1,089	974

Total assets	$66,596	$37,887

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$6,912	$5,793
Accrued expenses	5,169	3,706
Deferred revenue	2,931	892
Income taxes payable	201	—
Current portion of debt obligations	1,875	5,224
Current portion of capitalized lease obligations	24	489

Total current liabilities	17,112	16,104

Long-term debt obligations, less current portion	4,724	—
Capitalized lease obligations, less current portion	9	33
Other long term liabilities	86	—
Minority Interest	5,545	—

Total liabilities	27,476	16,137
Stockholders’ equity	39,120	21,750

Total liabilities and stockholders’ equity	$66,596	$37,887

Consolidated Statement of Cash Flows

(In thousands)

	Years Ended March 31,
	2005	2004
Operating activities:
Net income (loss)	$4,519	$(13,139)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Gain on sale of interest in MySpace, Inc.	(6,279)	—
NYAG Settlement	6,884	—
Gain on sale of SkillJam	(4,708)	—
Depreciation of property and equipment	1,499	1,734
Amortization of other intangible assets	1,258	1,259
Impairment of goodwill and other intangible assets	—	1,200
Gain on debt extinguished	(630)	—
Other non-cash charges	88	242
Deposits and other	114	475
Provision (benefit) for doubtful accounts	(241)	1,131
Stock and warrants granted to consultants and affiliates	—	235
Changes in other current assets	(6,392)	(167)
Changes in current liabilities	2,772	(123)

Net cash used in operating activities	(1,116)	(7,153)

Investing activities:
Purchases of property and equipment	(5,469)	(901)
Purchases of other intangible assets	(606)	(50)
Acquisitions of Focalex, Supernation and ResponseBase	(2,500)	(87)
Proceeds from sale of SkillJam	5,651	—
Proceeds from sale of interest in MySpace, Inc.	7,774	—

Net cash provided by (used in) investing activities	4,850	(1,038)

Financing activities:
Repayment of capital lease obligations	(489)	(1,330)
Proceeds from debt obligations	—	2,000
Repayment of debt obligations	(2,204)	(1,140)
Proceeds from exercise of stock options and warrants	2,898	149
Proceeds from issuance of preferred stock	—	7,686
Proceeds from issuance of common stock	3,969	2,408

Net cash provided by financing activities	4,174	9,773

Change in cash and cash equivalents	7,908	1,582
Cash and cash equivalents, beginning of period	6,245	4,663

Cash and cash equivalents, end of period	$14,153	$6,245

Supplemental Cash Flow Information:
Cash paid for interest	$85	$332
Cash paid for income taxes	220	94

Supplemental Disclosures of Non-Cash Investing and Financing Activities:
Issuance of common stock from the Superdudes acquisition	1,798	—
Issuance of common stock from the Focalex acquisition	1,700	—
Conversion of note into Series C-1 preferred stock	2,500	—
Preferred stock dividends and liquidation preference	517	265
Common stock issued to Sharman Networks	—	975
Equipment acquired under capital leases	—	135

Reconciliation of Net Income to EBITDA (Note 1)

(in thousands, unaudited)

	Three Months Ended March 31,		Years Ended March 31,		Forecast 2006
	2005	2004	2005	2004
Net income (loss)	$(409)	$(4,400)	$4,519	$(13,139)	$8,200
Plus interest (income) expense, net	(25)	166	141	478	500
Plus income taxes	135	12	178	20	1,800
Plus amortization of other intangible assets	354	297	1,258	1,259	2,000
Plus depreciation of property and equipment	421	429	1,499	1,734	2,800
Impairment of goodwill and other intangible assets	—	—	—	1,200	—

EBITDA	$476	$(3,496)	$7,595	$(8,448)	$15,300

Note (1) - EBITDA included in this press release is a non-GAAP measure that is defined as net income excluding the effects of interest, income taxes, depreciation and amortization expenses; and impairment of goodwill and other intangible assets. EBITDA as defined above may not be similar to EBITDA measures used by other companies and are not measurements under generally accepted accounting principles.

We believe that EBITDA provide useful information to investors about the Company’s performance because they eliminate the effects of period to period changes in costs associated with capital investments, impairment of assets related to those investments and interest on debt and capital lease obligations that we do not believe are reflective of the underlying performance of the Company’s business operations. Management uses EBITDA in evaluating the overall performance of the Company’s business operations.

Although management finds EBITDA useful for evaluating aspects of the Company’s business, its reliance on this measure is limited because the excluded items often have a material effect on the Company’s earnings and earnings per share calculated in accordance with GAAP. Therefore, management always uses EBITDA in conjunction with GAAP earnings and earnings per share measures. The Company believes that EBITDA provides investors with an additional tool for evaluating the Company’s core performance, which management uses in its own evaluation of performance, and a base line for assessing the future earnings potential of the Company. While the GAAP results are more complete, the Company provides investors with this supplemental metric since, with reconciliation to GAAP, it may allow for greater insight into the Company’s financial results.

About Intermix Media

A leading online media and ecommerce enterprise, Intermix Media (Amex: MIX - News) and its subsidiaries utilize proprietary technologies and analytical marketing to develop unique content, an active community and innovative ecommerce offerings. The Intermix Network blends user-generated and proprietary online content to motivate its users to spend more time on its Network and to invite their friends to join them. By integrating social networking applications, self-publishing and viral marketing, the Intermix Network has grown to over 27 million unique visitors per month. Intermix also leverages its optimization technologies, marketing methodologies and the Internet through its Alena unit, where it launches branded consumer product offerings. Alena expands Intermix’s consumer reach by marketing select high margin and innovative products directly to the consumer across the Internet. In doing so, Alena cost-effectively builds consumer brands and drives new users back to the Intermix Network.

Safe Harbor Statement

Information contained in this press release contains forward-looking statements that involve risks, uncertainties and assumptions about our business. No assurances can be given that the future results or events covered by such forward-looking statements will be achieved, and we assume no obligation to update any such forward-looking statements. The factors which could cause actual results or events to differ materially from those suggested by any such statements include, but are not limited to, those discussed in the Company’s Annual Report on Form 10-K for the year ended March 31, 2004, Quarterly Report on Form 10-Q for the quarter ended December 31, 2004 and Current Reports on Form 8-K, which include risks or uncertainties associated with, among others: the ability of the Company’s Intermix Network business segment to maintain and build its technical infrastructure and add features to support the existing and continued growth of its user base; the ability of the Company’s Intermix Network subsidiary to secure higher yielding branded advertising; the ability of the Company’s product marketing business segment to expand its product offerings by bringing new products to market; fluctuations in the availability or cost of advertising media through which products are marketed; the financial impact of the civil action initiated by the Internet Bureau of the Office of the New York Attorney General, as described in the Company’s Current Report on Form 8-K dated April 12, 2005, or any additional similar actions; litigation and regulatory proceedings regarding the restatement of our fiscal year 2003 quarterly financial statements; actual demand by customers for our products and services and advertising inventory not meeting expectations; changes in governmental, Web browser or Internet service provider regulations, policies and technology affecting commercial electronic communications and advertising revenues; inability to expand our infrastructure and scale our software to support increased traffic to our websites; the use and/or diversion of Company resources, including management time and attention, beyond that currently expected in the Company’s effort to comply with Section 404 of the Sarbanes Oxley Act of 2002; or the risks related to the integration of, or the realization of the benefits expected from, acquisitions. The preceding matters constitute cautionary statements identifying important factors with respect to such forward-looking statements, including certain risks and uncertainties that could cause actual results to vary materially from the future results covered in such forward-looking statements. Other factors could also cause actual results to vary materially from the future results covered in such forward-looking statements.

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